Exhibit 15.2

Our Ref: U7350_Consent letters_Iron ore.docx                             12 February 2018

Dear Sirs/Mesdames:

RE:    United States Securities and Exchange Commission

I hereby consent to (a) SRK Consulting UK Ltd. being named in the Annual Report on Form 20-F of ArcelorMittal for the year ended December 31, 2017 (the "2017 20-F”) as having conducted independent audits of the 2017 iron ore reserve estimates on ArcelorMittal's properties in Ukraine and (b) the incorporation by reference of the 2017 20-F into Registration Statements Nos. 333-147382, 333-153576, 333-162697, and 333-170117 on Form S-8 and Registration Statement No. 333-202409 on Form F-3 (as amended by Post-Effective Amendment No. 1).

For and on behalf of SRK Consulting (UK) Limited

/s/ Keith Philpott	/s/ Richard Oldcorn
Keith Philpott,	Richard Oldcorn,
Corporate Consultant, Coal Geology,	Chairman & Corporate Consultant (Due Diligence),
Project Manager	Project Director
SRK Consulting (UK) Limited	SRK Consulting (UK) Limited